EXHIBIT 9.1A
                     FUND ADMINISTRATION SERVICING AGREEMENT

This Agreement is made and entered into on this _________ day of ______________, 1997, by and between LKCM Fund, a Delaware Trust which currently consists of two Funds, the LKCM Equity Fund and the LKCM Small Cap Equity Fund (hereinafter referred to as the "Funds") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

WHEREAS, The LKCM Fund is an open-ended management investment company which is registered under the Investment Company Act of 1940;

WHEREAS, FTC is a trust company and, among other things, is in the business of providing fund administration services for the benefit of its customers;

NOW, THEREFORE, the Funds and FTC do mutually promise and agree as follows:

I.       APPOINTMENT OF ADMINISTRATOR

         The Funds hereby appoint FTC as Administrator of the Funds on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

II.      DUTIES AND RESPONSIBILITIES OF FTC

         A.    General Fund Management

               1.   Act as liaison among all fund service providers

               2.   Coordinate board communication by:

                    a.    Assisting fund counsel in establishing meeting agendas
                    b. Preparing board reports based on financial and administrative data
                    c.    Evaluating independent auditor
                    d. Securing and monitoring fidelity bond and director and officers liability coverage, and making the necessary SEC filings relating thereto

               3.   Audits

                    a. Prepare appropriate schedules and assist independent auditors
                    b. In consultation with Fund counsel and officers, will provide information to SEC and facilitate audit process
                    c.    Provide office facilities

               4.   Assist in overall operations of the Funds

         B.    Compliance

               1.   Regulatory Compliance

                    a. Periodically monitor compliance with Investment Company Act of 1940 requirements

                          1)   Asset diversification tests




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                          2)   Total return and SEC yield calculations
                          3)   Maintenance of books and records under Rule 31a-3
                          4)   Code of ethics

                    b. Periodically monitor Fund's compliance with the policies and investment limitations of the Fund as set forth in its prospectus and statement of additional information

               2.   Blue Sky Compliance

                    a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares
                    b. Monitor status and maintain registrations in each state

               3.   SEC Registration and Reporting

                    a. Assisting Funds' counsel in updating prospectus and statement of additional information; and in preparing proxy statements, and Rule 24f-2 notice,
                    b.    Annual and semiannual reports

               4.   IRS Compliance

                    a. Periodically monitor Funds' status as a regulated investment company under Subchapter M through review of the following:

                          1)   Asset diversification requirements
                          2)   Qualifying income requirements
                          3)   Distribution requirements

                    b.    Monitor short short testing
                    c. Calculate required distributions (including excise tax distributions)

         C.    Financial Reporting

               1. Provide financial data required by fund prospectus and statement of additional information

               2. Prepare financial reports for shareholders, the board, the SEC, and independent auditors

               3. Supervise the Fund's Custodian and Fund Accountants in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements including oversight of expense accruals and payments, of the determination of net asset value of the Fund's net assets and of the Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders

         D.    Tax Reporting

               1. Prepare and file on a timely basis appropriate federal and state tax returns including forms 1120/8610 with any necessary schedules

               2.   Prepare state income breakdowns where relevant

               3. File 1099 Miscellaneous for payments to directors and other service providers




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               4.   Monitor wash losses

               5. Calculate eligible dividend income for corporate shareholders

III.     COMPENSATION

         The Funds agree to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Exhibit A.

         These fees may be changed from time to time, subject to mutual written Agreement between the Funds and FTC.

         The Funds agree to pay all fees and reimbursable expenses within ten
         (10) business days following the mailing of the billing notice.

IV.      ADDITIONAL SERIES

         In the event that LKCM Fund establishes one or more "additional" series of shares with respect to which it desires to have FTC render fund administration services, under the terms hereof, it shall so notify FTC in writing, and FTC agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by FTC on a discrete basis. The funds currently covered by this Agreement are: the LKCM Equity Fund and the LKCM Small Cap Equity Fund.

V.       PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

               A. FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Fund.

                     In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.





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                     Regardless of the above, FTC reserves the right to
         reprocess and correct administrative errors at its own expense.

               B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's prior written consent.

               C. FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC or as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

VI.      CONFIDENTIALITY

         FTC shall handle, in confidence, all information relating to the Funds' business which is received by FTC during the course of rendering any service hereunder.

VII.     DATA NECESSARY TO PERFORM SERVICE

         The Funds or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VIII.    TERMS OF AGREEMENT

         This Agreement shall become effective on _____________________ and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

IX.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Funds by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which FTC has maintained, the Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

X.       CHOICE OF LAW





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         This Agreement shall be construed in accordance with the laws of the
State of Wisconsin.

XI.      NOTICES

         Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to:

                               Firstar Trust Company
                               615 E. Michigan St.
                               Milwaukee, WI  53202

and notice to Funds shall be sent to:

                               LKCM Fund
                               301 Commerce Street, Suite 1600
                               Fort Worth, Texas 76102.

XII.     NOTIFICATION OF REGULATORY ACTION

         Each party to this Agreement agrees to immediately notify the other in the event any regulatory agency commences any action or proceeding against either party.

XIII.          DISCLAIMER OF LIABILITY

         This Agreement is executed on behalf of LKCM Fund by its officers in their capacities as officers, and not individually. The obligations of LKCM Fund under this Agreement are not binding upon LKCM Fund's trustees, officers, or shareholders individually, but are binding only upon the assets and property of LKCM Fund, or of the Fund to which the services performed pursuant to this Agreement relate.




XIV.     RECORDS

         FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Funds but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the Investment Company Act of 1940 as amended (the "Investment Company Act"), and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Funds and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Funds on and in accordance with its request.


LKCM FUND                                     FIRSTAR TRUST COMPANY


By:      _____________________________        By:_______________________________
                                                 Vice President

Attest:  _____________________________       Attest:___________________________
                                                 Assistant Secretary




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                       FUND ADMINISTRATION AND COMPLIANCE
                      ANNUAL FEE SCHEDULE - DOMESTIC FUNDS

                                                                       EXHIBIT A




ANNUAL FEE BASED UPON FUND ASSETS BY PORTFOLIO

                      6 basis points on the first $200 million
                      5 basis points on the next $500 million
                      3 basis points on the balance
                      Minimum annual fee:                     $30,000 first fund
                                                  $20,000 /fund next three funds
                                                  $15,000 /fund additional funds

PLUS OUT-OF-POCKET EXPENSES, INCLUDING BUT NOT LIMITED TO:

                      Postage
                      Programming
                      Stationery
                      Proxies
                      Retention of records
                      Special reports
                      Federal and state regulatory filing fees Certain insurance premiums Expenses from board of directors meetings Auditing and legal expenses All other out-of-pocket expenses

FEES AND OUT-OF-POCKET EXPENSES ARE BILLED MONTHLY


MULTIPLE CLASSES - EACH CLASS IS AN ADDITIONAL 25% OF THE CHARGE OF THE INITIAL CLASS.


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